UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Zentalis Pharmaceuticals, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ZENTALIS PHARMACEUTICALS, INC.
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2022

May 31, 2022
Dear Zentalis Stockholder,
The proxy statement for the 2022 Annual Meeting of Stockholders (the “Proxy Statement”) of Zentalis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to be held on June 8, 2022 (the “Meeting”), was filed with the Securities and Exchange Commission on April 28, 2022. Since then, there have been developments regarding the management of the Company. We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement.
Recent Developments

On May 25, 2022, the Board of Directors (the “Board”) of the Company appointed Cam S. Gallagher, a current Executive Director of the Company and a current member of the Board, as President of the Company, succeeding Kimberly Blackwell in such role, effective as of May 30, 2022 (the “Commencement Date”).

In connection with his appointment as President, Mr. Gallagher entered into an amended and restated employment agreement with the Company's subsidiary, Zeno Management, Inc., or Zeno Management, setting forth the terms of his employment as the Company's President. Mr. Gallagher's initial annual base salary will be $560,000 and he will be eligible for an annual target bonus equal to 50% of his annual base salary. Mr. Gallagher will be eligible for a full year’s annual bonus for 2022.

Pursuant to his amended and restated employment agreement, if the Company terminates Mr. Gallagher’s employment other than for cause (as defined in his amended and restated employment agreement) or Mr. Gallagher terminates his employment for good reason, he is entitled to the following payments and benefits, subject to his timely execution and non-revocation of a general release of claims in favor of the Company and his continued compliance with the restrictive covenants set forth in his employment agreement: (1) his fully earned but unpaid base salary and accrued and unused paid time off through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; (2) a payment equal to 12 months of his then-current base salary, payable in a lump sum 60 days following the termination date; (3) a payment equal to his prorated target annual bonus for the year in which the termination date occurs, payable in a lump sum 60 days following the termination date; and (4) payment of the COBRA premiums for his and his eligible dependents for 18 months following his termination date. In the event such termination occurs within 18 months following a change in control, Mr. Gallagher will be entitled to a lump-sum payment equal to his full target bonus for the year in which the termination occurs in lieu of the amount reference in clause (3). In the event of such termination at any time following a change in control, all of Mr. Gallagher’s stock awards will immediately vest in full.

In the event the Company terminates Mr. Gallagher’s employment for cause, he terminates his employment without good reason, or upon his death or permanent disability, he is entitled to receive only his fully-earned but unpaid base salary and accrued and unused paid time off through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled.

Also in connection with his commencement of employment, the Company will grant to Mr. Gallagher stock options to purchase 333,218 shares of the Company’s common stock. The stock options shall vest over a four year vesting schedule, with twenty-five percent (25%) of the stock options vesting on the first anniversary of the Commencement Date and the remaining stock options vesting in equal monthly installments over the three years thereafter, subject to Mr. Gallagher’s continued employment or service through the applicable vesting date. The Company will also grant restricted stock units (the “RSUs”) with respect to 111,072 shares of the Company’s common stock. The RSUs shall vest in four equal annual installments on each of the first four anniversaries of the Commencement Date, subject to Mr. Gallagher’s continued employment or service through the applicable vesting date. The stock options and RSUs will be granted under the Company’s 2020 Incentive Award Plan and the stock options will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant.

Mr. Gallagher previously entered into the Company’s standard indemnification agreement for directors and officers.

Impact on Voting at the Meeting
Stockholders do not need to take any action if they have already voted their shares for the Meeting. All of the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Meeting. The form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed.

Sincerely,

/s/ Kimberly Blackwell, M.D.
Kimberly Blackwell, M.D.
President and Chief Executive Officer